Exhibit 10.3

SECURITY AGREEMENT

           THIS SECURITY AGREEMENT ("Agreement") is dated as of October 31, 2000 between RECOTON CANADA LTD., an Ontario corporation ("Debtor"), and HELLER FINANCIAL, INC., a Delaware corporation, in its capacity as Senior Agent, on behalf of Agents (as herein defined), Senior Lenders (as herein defined), Subordinated Agent (as herein defined) and Subordinated Creditors (as herein defined).

W I  T  N E  S S E T H:

          WHEREAS, Recoton Corporation, a New York corporation (“Recoton”), Interact Accessories, Inc., a Delaware corporation (“InterAct”), Recoton Audio Corporation, a Delaware corporation (“Audio”), AAMP of Florida, Inc., a Florida corporation (“AAMP”), and Recoton Home Audio, Inc., a California corporation (“RHAI”), (Recoton, InterAct, Audio, AAMP, and RHAI are sometimes referred individually as “Borrower” and collectively, as “Borrowers”), Guarantors, Agents and Senior Lenders are parties to a Loan Agreement dated as of October 31, 2000 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Senior Lenders have agreed to make loans and other financial accommodations available to Borrowers;

          WHEREAS, Borrowers, The Chase Manhattan Bank as administrative agent (the “Subordinated Agent”) and Subordinated Creditors are concurrently herewith entering into that certain Credit Agreement (the “Subordinated Credit Agreement”) of even date herewith pursuant to which Subordinated Creditors shall extend financial accommodations to Borrowers;

          WHEREAS, Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors and Loan Parties are parties to a Subordination and Intercreditor Agreement dated as of October 31, 2000 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Subordination Agreement”) pursuant to which Subordinated Agent, Subordinated Creditors, and Senior Agent, on behalf of Agents and Senior Lenders and Borrowers have agreed on the relative rights and priorities of Agents, Senior Lenders, Subordinated Lenders and Subordinated Creditors under the Senior Debt Documents and the Subordinated Debt Documents (each as defined in the Subordination Agreement);

          WHEREAS, as an inducement to Subordinated Creditors to enter into the Subordinated Credit Agreement and the Subordination Agreement Debtor shall have granted the security interests contemplated by this Agreement in order to secure the payment and performance of Debtor’s indebtedness and obligations under the Subordinated Debt Documents;

          WHEREAS, Debtor has executed and delivered to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, the Guarantee, pursuant to which Debtor has agreed to guarantee for the benefit of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, the repayment and performance of all of the obligations of Borrowers under the Senior Debt Documents and Subordinated Debt Documents; and

          WHEREAS, in order to secure the payment and performance of Debtor’s obligations under the Guarantee, Debtor has agreed to grant to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, the security interests contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and in order to induce (i) Senior Lenders to make the loans and other financial accommodations available to Borrowers under the Loan Agreement, (ii) Subordinated Creditors to make the loans and other financial accommodations available to Borrowers under the Subordinated Credit Agreement, and (iii) Subordinated Creditors to enter into the Subordination Agreement, Debtor hereby agrees with Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, as follows:

Section 1.    Definitions

            1.1    Certain Defined Terms. The capitalized terms and the accounting terms used in this Agreement shall have the meanings set forth in Defined Terms of this Agreement. Capitalized terms not otherwise defined herein shall have the respective meanings provided for in the Subordination Agreement.

          1.2     Other Definition Provisions. References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Defined Terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All references to statutes and related regulations shall include (unless otherwise specifically provided herein) any amendments of same and any successor statutes and regulations.

Section 2.    Grant of Security Interests

          To secure the payment and performance of the Secured Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Secured Obligations, Debtor hereby grants, conveys, assigns and pledges to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, a continuing security interest, lien and mortgage in and to all right, title and interest of Debtor’s personal property, whether tangible or intangible, and whether now owned or existing or hereafter acquired or arising and regardless of where located including, without limitation, (A) Accounts, and all guarantees and security therefor, and all goods and rights represented thereby or arising therefrom including the rights of stoppage in transit, replevin and reclamation; (B) Inventory; (C) General Intangibles; (D) Documents or other receipts covering, evidencing or representing goods; (E) Instruments; (F) chattel paper (as defined in the PPSA and the UCC); (G) Equipment; (H) owned and leased real property; (I) Investment Property including, without limitation, all securities (certificated and uncertificated), security accounts, security entitlements, commodity contracts and commodity accounts; (J) Intellectual Property, except that, with respect to Trade-marks, any such grant, conveyance, assignment and pledge shall be by way of security only (and except to the extent such grant would violate the terms of or constitute a default under any applicable licenses with non-Affiliates with respect to such Intellectual Property); (K) all deposit accounts of Debtor maintained with any bank or financial institution; (L) all cash and other monies and property of Debtor in the possession or under the control of Senior Agent, Collateral Agent, any Senior Lender or any participant, Subordinated Agent or any Subordinated Creditor; (M) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (N) Proceeds and products of all or any of the property described above, including, without limitation, the Proceeds of any insurance policies covering any of the above described property (all being collectively referred to as the “Collateral”).

          Notwithstanding the foregoing, Collateral shall not include (a) the last day of the term of any lease (but upon the enforcement of Senior Agent’s rights hereunder, Senior Agent shall stand possessed of such last day in trust to assign the same to any person acquiring such term) or (b) any Consumer Goods (as such term is defined in the PPSA).

          In addition, notwithstanding anything herein to the contrary, but without limiting the grant of a security interest pursuant to clause (I) above, in no event shall the Collateral include, and Debtor shall not be deemed to have granted, a security interest in any of Debtor’s rights or interests in any contract (other than with respect to all Accounts that may be or become payable or owing under or in respect of such contract) to which Debtor is a party (other than any such contract between or among Debtor and/or its Affiliates only) to the extent, but only to the extent, that such a grant would, under the terms of such contract, result in a breach of the terms of, or constitute a default under such contract (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-318(4) of the UCC or any similar provision of the PPSA or any other applicable law (including the Bankruptcy Code and any other Bankruptcy Laws) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such term, the Collateral shall include, and Debtor shall be deemed to have granted a security interest in, all such rights and interests as if such term had never been in effect.

           Furthermore, Debtor shall use its best efforts not to enter into agreements which by their terms prohibit assignments or sub-licenses. Insofar as the terms of any agreement prohibits the assignment or sublicense of Debtor's rights under such contract, Debtor shall use its best efforts to obtain a consent to such assignment or sublicense from the other parties to such contract and if Debtor fails to obtain such consent, then Debtor shall hold all of its rights in or under such contract in trust for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated and Subordinated Creditors.

Section 3.    Security for Obligations

          This Agreement secures the payment and performance of the Debtor’s indebtedness and obligations under the Guarantee and all indebtedness, liabilities and obligations of Debtor now existing or hereafter created or arising under this Agreement, all Subordinated Debt and all renewals, extensions, restructurings and refinancings of any of the above including, without limitation, any additional indebtedness which may be extended to Debtor pursuant to any restructuring or refinancing of Debtor’s indebtedness under the Loan Agreement, and including any post-petition interest accruing during any bankruptcy, reorganization or other similar proceeding, regardless of whether such amounts can be collected during the pendency of such proceedings (all such indebtedness, liabilities and obligations of Debtor being collectively referred to herein as the “Secured Obligations”).

Section 4.    Debtor Remains Liable

          Anything herein to the contrary notwithstanding: (a) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by Senior Agent of any of the rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral; and (c) none of Senior Agent, any Agent, any Senior Lender, Subordinated Agent or any Subordinated Creditor shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Senior Agent, any Agent, any Senior Lender, Subordinated Agent or any Subordinated Creditor be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 5.    Representations and Warranties

          In order to induce Senior Agent to enter into this Agreement, Debtor represents and warrants to Senior Agent, to each Senior Lender and to Subordinated Agent and each Subordinated Creditor as follows:

          5.1    Authorization; No Conflict. Debtor has the power and authority to incur the Secured Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents and the Subordinated Debt Documents by Debtor will have been duly authorized by all necessary corporate and shareholder or equivalent action. The execution, delivery and performance by Debtor of each Loan Document Subordinated Debt Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents and the Subordinated Debt Documents by Debtor (i) do not contravene any applicable law, the corporate charter or bylaws (or equivalent governing and organizational documents) of Debtor or any material agreement or any order by which Debtor or Debtor’s property is bound, (ii) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Debtor is a party or by which Debtor or any of its property is bound; (iii) do not result in the creation or imposition of any Lien upon any of the property of Debtor other than those in favour of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, pursuant to the Loan Documents; and (iv) do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date. The Loan Documents and the Subordinated Debt Documents are the legally valid and binding obligations of Debtor each enforceable against Debtor in accordance with their respective terms. Debtor represents and warrants to Senior Agent that the execution, delivery and performance of this Agreement by Debtor will not violate or cause a default under any of the Intellectual Property or any agreement in connection therewith.

          5.2    Binding Obligation. This Agreement is the legally valid and binding obligation of Debtor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditor’s rights generally.

          5.3    Account Warranties and Covenants. Except as otherwise disclosed to Senior Agent in writing, as to each Account that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered and such Account is not evidenced by a judgment, Instrument or chattel paper; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account other than any credit balances in the ordinary course of business; the Account does not represent a sale to an Affiliate (other than for sales in the ordinary course of business to employees or directors in accordance with Section 7.8 of the Loan Agreement) or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice) and deductions for allowances in accordance with market expansion agreements in the ordinary course of business; Debtor lawfully owns the Account and has the right to assign the same to Senior Agent, for the benefit of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors; the Account is free of all security interests, liens and encumbrances other than those in favour of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and the Account is due and payable in accordance with its terms and the amount of all Accounts set forth on any Collateral report or invoice delivered to Senior Agent are actually owing to Debtor and not contingent. No discounts, credits or allowances will be issued, granted or allowed by Debtor to customers and no returns will be accepted without Senior Agent’s prior written consent; provided, that until Senior Agent notifies Debtor to the contrary, Debtor may presume consent. No payment shall be made on any Account except payment immediately delivered to the applicable Blocked Account or to Senior Agent. Debtor will promptly notify Senior Agent in the event that a customer alleges any dispute or claim with respect to an Account or of any other circumstances known to Debtor that may impair the validity or collectibility of an Account (it is understood and agreed that notification by delivery of the Borrowing Base Certificate (as defined in the Loan Agreement) shall be considered delivery of “prompt” notice). Senior Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, Debtor shall not, without the prior consent of Senior Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon. Debtor shall, at its own expense: (a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with Section Collection of Accounts and Payments. Debtor shall establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in Debtor’s name with such banks (“Collecting Banks”) as are reasonably acceptable to Senior Agent (subject to irrevocable instructions acceptable to Senior Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Debtor will immediately deposit all payments it otherwise directly receives for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or cheque. The Collecting Banks shall acknowledge and agree, pursuant to an agreement substantially in the form of Exhibit A and with such changes which shall be satisfactory to the Agents, that all payments made to the Blocked Accounts are the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and that the Collecting Banks have no right to setoff against the Blocked Accounts and that all such payments received will be promptly transferred to the Senior Agent’s Account. Debtor hereby agrees that all payments made to such Blocked Accounts or otherwise received by Senior Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Debtor shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into the Senior Agent’s Account. If Debtor, Loan Parties or any of their Affiliates, employees, agents or other Person acting for or in concert with Debtor, shall receive any monies, cheques, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, Debtor or such Person shall hold such instrument or funds in trust for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Senior Agent at its address set forth in the Subordination Agreement. For the purpose of calculating interest on the Secured Obligations, all proceeds received in the Agent’s Account shall be credited to the Secured Obligations on the Business Day of Senior Agent’s receipt of immediately available federal funds. and (b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. Senior Agent may at any time after a Default or Event of Default shall have occurred and be continuing, without prior notice to Debtor, notify account debtors, parties to all contracts (as defined in the PPSA and UCC) and obligors in respect of instruments and chattel paper, that the Accounts and the right, title and interest of Debtor in and under such contracts, instruments and chattel paper have been assigned to Senior Agent, for the benefit of the Agents and Senior Lenders, Subordinated Agent and Subordinated Creditors, and that payments shall be made directly to Senior Agent, for the benefit of the Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Upon the request of Senior Agent, during the occurrence and continuation of an Event of Default, Debtor shall so notify account debtors, parties to such contracts and obligors in respect of instruments and chattel paper.

          5.4     Names and Locations. Schedule I sets forth the location of Debtor’s principal place of business, domicile (as such term is defined in the Civil Code of Quebec) and chief executive office, the location of Debtor’s books and records, the location of all other offices of Debtor and all Collateral locations except for Inventory that is in transit, and such locations are Debtor’s sole locations for its business and the Collateral. None of said locations are leased by Debtor as lessee except those designated as such on Schedule I. Schedule III sets forth, as of the date hereof, all names, trade names, fictitious names and business names under which Debtor currently conducts business or has at any time during the past five years conducted business and the name of any entity which Debtor has acquired in whole or in part or from whom Debtor has acquired a significant amount of assets within the past five years.

          5.5    Intellectual Property. Debtor owns or has the valid right to use all material Intellectual Property used or necessary for the conduct of the business, free and clear of any and all Liens except for Liens permitted under item (j) of Permitted Encumbrances. All registrations for such Intellectual Property are in full force and effect and are valid and enforceable. The conduct of the business of Debtor as currently conducted, including, but not limited to, all products, processes, or services, made offered or sold by Debtor, does not infringe upon, violate, misappropriate or dilute any Intellectual Property Rights of any third party, which infringement could reasonably be expected to have a Material Adverse Effect. To the best of Debtor’s knowledge, no third party is infringing upon the Intellectual Property owned or used by Debtor in any material respect. Except as set forth in Schedule IV, there is no pending or, to the best of Debtor’s knowledge, threatened claim or litigation contesting Debtor’s right to own or use any material Intellectual Property or the validity or enforceability thereof. Schedule IV sets forth a true and accurate list of (i) all Canadian, United States, provincial, state and foreign registrations of and applications for Patents, Trade-marks, Industrial Designs and Copyrights owned by Debtor and (ii) all Patent Licenses, Trade-mark Licenses, Industrial Design Licenses and Copyright Licenses to which Debtor is a party or is otherwise bound.

          5.6    Bank Accounts. Schedule V sets forth the account numbers and locations of all bank accounts of Debtor and its Subsidiaries. Debtor shall not establish any new bank accounts (except for disbursement accounts), or amend or terminate any Blocked Account or lockbox agreement without Senior Agent’s prior written consent.

          5.7    Collection of Accounts and Payments. Debtor shall establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in Debtor’s name with such banks (“Collecting Banks”) as are reasonably acceptable to Senior Agent (subject to irrevocable instructions acceptable to Senior Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Debtor will immediately deposit all payments it otherwise directly receives for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or cheque. The Collecting Banks shall acknowledge and agree, pursuant to an agreement substantially in the form of Exhibit A and with such changes which shall be satisfactory to the Agents, that all payments made to the Blocked Accounts are the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and that the Collecting Banks have no right to setoff against the Blocked Accounts and that all such payments received will be promptly transferred to the Senior Agent’s Account. Debtor hereby agrees that all payments made to such Blocked Accounts or otherwise received by Senior Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Debtor shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into the Senior Agent’s Account. If Debtor, Loan Parties or any of their Affiliates, employees, agents or other Person acting for or in concert with Debtor, shall receive any monies, cheques, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, Debtor or such Person shall hold such instrument or funds in trust for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Senior Agent at its address set forth in the Subordination Agreement. For the purpose of calculating interest on the Secured Obligations, all proceeds received in the Agent’s Account shall be credited to the Secured Obligations on the Business Day of Senior Agent’s receipt of immediately available federal funds.

          5.8    Location of Equipment, Inventory and Fixtures. All of the existing or hereafter acquired Equipment, Inventory and Fixtures are located and shall be located at the locations specified on Schedule I.

          5.9     Ownership of Collateral; Bailees. Except for matters disclosed on Schedule II, other Permitted Encumbrances and the Security Interests, Debtor owns the Collateral, and will own all Collateral (including all after-acquired Collateral), free and clear of any Lien. No effective financing statement or other form of lien notice covering all or any part of the Collateral is on file in any recording office, except for (i) those in favour of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, (ii) those in favour of lenders whose liens and security interests will be terminated effective with the financing secured hereby and (iii) those disclosed on Schedule II. Except as disclosed on Schedule II, none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor. Debtor does not sell any Inventory to any customer on approval or on any other basis which entitles the customer to return, or which may obligate Debtor to repurchase, such Inventory (provided, however, that Debtor is permitted to have stock balancing programs and consigned inventory programs).

          5.10    Perfection. Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, has a valid, perfected and, except for the Permitted Encumbrances, first priority security interest in the Collateral (other than de minimis amounts outside Canada and the United States), securing the payment of the Secured Obligations, and such Security Interests are entitled to all of the rights, priorities and benefits afforded by the PPSA and the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected security interests.

          5.11    Inventory. All Inventory (other than Inventory which has been returned or quality controlled as defective) is of good and merchantable quality, free from any defects, such Inventory is not subject to any licensing, patent, trade-mark, trade name, industrial design or copyright agreement with any Person that restricts Debtor’s ability to manufacture and/or sell the Inventory (other than those which give any other party to such licensing, patent, trade-mark, trade name, industrial design or copyright agreement the right to terminate its obligations thereunder). The sale, completion and manufacturing process of such Inventory by a Person other than Debtor would be permitted under any contract to which Debtor is a party or to which the Inventory is subject.

          5.12    Accurate Information. All information heretofore, herein or hereafter supplied to Senior Agent, Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors by or on behalf of Debtor with respect to the Collateral is and will be accurate and, taken in conjunction with other information supplied, complete in all material respects.

Section 6.    Further Assurances; Covenants

          6.1    Other Documents and Actions. Debtor will, from time to time, at its expense, promptly execute and deliver all further Instruments and Documents and take all further action that may be necessary or desirable, or that Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, may request, in order to create, perfect and protect any security interests granted or purported to be granted hereby or pursuant to any other Loan Document or to enable Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to exercise and enforce its rights and remedies hereunder, or under any other Loan Document with respect to any Collateral. Without limiting the generality of the foregoing, Debtor will: (a) execute and file such financing or continuation statements, or financing change statements or amendments thereto, and such other Instruments, Documents or notices, as may be necessary or desirable, or as Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, may request, in order to create, perfect and preserve the security interests granted or purported to be granted hereby or pursuant to any other Loan Document; (b) at any reasonable time (but in no event more than four times per calendar year unless an Event of Default has occurred and is continuing), upon demand by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, exhibit the Collateral to allow inspection of the Collateral by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, or Persons designated by Senior Agent and to examine and make copies of the records of Debtor related thereto, and to discuss the Collateral and the records of Debtor with respect thereto with, and to be advised as to the same by, an executive officer of Debtor and, after the occurrence and during the continuance of an Event of Default, in the case of the Accounts, Documents, General Intangibles, Instruments and Investment Property with any Person which is or may be obligated thereon; (c) upon request of Senior Agent appear in and defend any action or proceeding that may affect Debtor’s title to or security interest of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, in the Collateral and (d) transfer Collateral to Senior Agent’s possession (for the benefit of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors) if such Collateral consists of chattel paper or Instruments or if a Lien on such Collateral can be perfected only by possession, or if requested by Senior Agent in writing. It is understood and agreed that in making such request, Administrative Agent shall take into account the effect the laws, rules and regulations of Canada and foreign countries may have on the granting of security, pledging of assets and entering into guaranties and that Administrative Agent shall not knowingly request any of the foregoing which would cause a Material Adverse Effect on the Loan Parties and their Subsidiaries.

          6.2     Senior Agent Authorized. Debtor hereby authorizes Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to file one or more financing or continuation statements, and financing change statements and amendments thereto (or similar Documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without the signature of Debtor where permitted by law.

          6.3     Corporate or Name or Location Changes. Debtor will give Senior Agent at least thirty (30) days (or such shorter notice period as is acceptable to the Senior Agent) advance written notice of: (a) any change of name or of any new trade name or fictitious business name, (b) change of principal place of business, (c) any change in the chief executive office or domicile (as such term is defined in the Civil Code of Quebec) or in the location or new location of Debtor’s books and records or (d) any new location for Debtor’s Collateral. With respect to any such change, Debtor will promptly execute and deliver such Documents and take such actions as Senior Agent deems necessary or desirable to create, perfect and preserve the security interests of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, in the Collateral.

          6.4    [Reserved.]

          6.5    Bailees. No Collateral, or negotiable bills of lading, shall at any time be in the possession or control of any warehouseman, bailee, freight forwarder, packager, customs agent or any of Debtor’s agents or processors without prior written consent of Senior Agent and unless Senior Agent, if Senior Agent has so requested, has received warehouse receipts or bailee lien waivers satisfactory to Senior Agent, prior to the commencement of such storage. Debtor shall, upon the request of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, notify any such warehouseman, bailee, freight forwarder, packager, agent or processor of the Security Interests created hereby and shall instruct such Person to hold all such Collateral for account of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, subject to instructions of Senior Agent.

          6.6    Instruments and Chattel Paper. Debtor will deliver and pledge, and cause its account debtors to deliver, to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, all Instruments duly endorsed and accompanied by duly executed Instruments of transfer or assignment, all in form and substance satisfactory to Senior Agent. Debtor will also deliver to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, all security agreements securing any Instruments and execute PPSA and UCC-3 financing statements assigning to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, any PPSA or UCC financing statements filed by Debtor in connection with such security agreements. Debtor will mark conspicuously all chattel paper with a legend, in form and substance satisfactory to Senior Agent, indicating that such chattel paper is subject to the Security Interests. If applicable, Debtor shall take all steps necessary to grant the Senior Agent control of all electronic chattel paper in accordance with the UCC as revised effective July 1, 2001.

          6.7     Filing Requirements. None of the Equipment (other than motor vehicles not having a book value in excess of $100,000 in the aggregate) is covered by any certificate of title. Upon request of Senior Agent, Debtor shall promptly deliver to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, any and all certificates of title, applications for title or similar evidence of ownership of all Equipment and shall cause Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to be named as lienholder on any such certificate of title or other evidence of ownership. None of the Collateral is of a type in which security interests or Liens may be registered, recorded or filed under, or notice thereof given under, any provincial or federal statute or regulation except for Collateral described in Schedule IV hereof. Debtor shall promptly notify Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, in writing upon acquiring any material interest hereafter in Collateral that is of a type where a security interest or lien may be registered, recorded of filed under, or notice thereof given under, any federal statute or regulation. Debtor shall promptly inform Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, of any additions to or deletions (other than Asset Dispositions permitted by and as defined in the Loan Agreement) from the Equipment and shall not permit any such items to become Fixtures to real estate other than real estate subject to mortgages or deeds of trust in favour of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. The legal description and street address of the property on which any Fixtures are located is set forth on Schedule I, together with the name and common address of the record owner of each such property.

          6.8    Investment Property Covenants. Subject to the provisions of Grant of Security Interests and Other Documents and Actions. Debtor will, from time to time, at its expense, promptly execute and deliver all further Instruments and Documents and take all further action that may be necessary or desirable, or that Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, may request, in order to create, perfect and protect any security interests granted or purported to be granted hereby or pursuant to any other Loan Document or to enable Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to exercise and enforce its rights and remedies hereunder, or under any other Loan Document with respect to any Collateral. Without limiting the generality of the foregoing, Debtor will: (a) execute and file such financing or continuation statements, or financing change statements or amendments thereto, and such other Instruments, Documents or notices, as may be necessary or desirable, or as Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, may request, in order to create, perfect and preserve the security interests granted or purported to be granted hereby or pursuant to any other Loan Document; (b) at any reasonable time (but in no event more than four times per calendar year unless an Event of Default has occurred and is continuing), upon demand by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, exhibit the Collateral to allow inspection of the Collateral by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, or Persons designated by Senior Agent and to examine and make copies of the records of Debtor related thereto, and to discuss the Collateral and the records of Debtor with respect thereto with, and to be advised as to the same by, an executive officer of Debtor and, after the occurrence and during the continuance of an Event of Default, in the case of the Accounts, Documents, General Intangibles, Instruments and Investment Property with any Person which is or may be obligated thereon; (c) upon request of Senior Agent appear in and defend any action or proceeding that may affect Debtor’s title to or security interest of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, in the Collateral and (d) transfer Collateral to Senior Agent’s possession (for the benefit of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors) if such Collateral consists of chattel paper or Instruments or if a Lien on such Collateral can be perfected only by possession, or if requested by Senior Agent in writing. It is understood and agreed that in making such request, Administrative Agent shall take into account the effect the laws, rules and regulations of Canada and foreign countries may have on the granting of security, pledging of assets and entering into guaranties and that Administrative Agent shall not knowingly request any of the foregoing which would cause a Material Adverse Effect on the Loan Parties and their Subsidiaries., Debtor will take any and all actions required or requested by Senior Agent, from time to time, to (a) cause Senior Agent to obtain exclusive Control of any Investment Property owned by Debtor in a manner satisfactory to Senior Agent, and (b) obtain from any issuers of Investment Property and such other Persons, for the benefit of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, written confirmation of Senior Agent’s Control on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, over such Investment Property. For purposes of this subsection, Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, shall have exclusive Control of Investment Property if (i) such Investment Property consists of certificated securities and Debtor delivers such certificated securities to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors (with appropriate endorsements if such certificated securities are in registered form); (ii) such Investment Property consists of uncertificated securities and either (x) Debtor delivers such uncertificated securities to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, or (y) the issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Senior Agent, that it will comply with instructions originated by Senior Agent, without further consent by Debtor; and (iii) such Investment Property consists of security entitlements and either (x) Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Senior Agent, that it will comply with entitlement orders originated by Senior Agent without further consent by Debtor.

          6.9     Account Covenants. Except as otherwise provided in this subsection, Debtor shall continue to collect, at its own expense, all amounts due or to become due Debtor under the Accounts and apply such amounts as are so collected to the outstanding balances thereof. In connection with such collections, Debtor may take (and, at the direction of Senior Agent shall take during the occurrence and continuance of an Event of Default) such action Debtor or Senior Agent may deem necessary or advisable to enforce collection of the Accounts; provided that Senior Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (a) notify the customers or obligors under any Accounts of the assignment of such Accounts to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and to direct such customers or obligors to make payment of all amounts due or to become due directly to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors; (b) enforce collection, in each case in accordance with the terms of this Agreement, of any such Accounts; and (c) adjust, settle or compromise the amount or payment of such Accounts. After the occurrence and during the continuance of an Event of Default (i) all amounts and Proceeds received by Debtor with respect to the Accounts shall be received in trust for the benefit of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, shall be segregated from other funds of Debtor and shall be forthwith paid over to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, in the same form as so received (with any necessary endorsement) to be held in the Depository Account pursuant to Section Collection of Accounts and Payments. Debtor shall establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in Debtor’s name with such banks (“Collecting Banks”) as are reasonably acceptable to Senior Agent (subject to irrevocable instructions acceptable to Senior Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Debtor will immediately deposit all payments it otherwise directly receives for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or cheque. The Collecting Banks shall acknowledge and agree, pursuant to an agreement substantially in the form of Exhibit A and with such changes which shall be satisfactory to the Agents, that all payments made to the Blocked Accounts are the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and that the Collecting Banks have no right to setoff against the Blocked Accounts and that all such payments received will be promptly transferred to the Senior Agent’s Account. Debtor hereby agrees that all payments made to such Blocked Accounts or otherwise received by Senior Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Debtor shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into the Senior Agent’s Account. If Debtor, Loan Parties or any of their Affiliates, employees, agents or other Person acting for or in concert with Debtor, shall receive any monies, cheques, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, Debtor or such Person shall hold such instrument or funds in trust for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Senior Agent at its address set forth in the Subordination Agreement. For the purpose of calculating interest on the Secured Obligations, all proceeds received in the Agent’s Account shall be credited to the Secured Obligations on the Business Day of Senior Agent’s receipt of immediately available federal funds. or applied pursuant to Application of Proceeds. During the occurrence and continuance of an Event of Default, Debtor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon (other than credits and discounts in the ordinary course of business and in amounts which are not material to Debtor) without the prior written consent of Senior Agent.

          6.10    Intellectual Property Covenants.

(i)	Affirmative Covenants

(a)	Debtor shall concurrently herewith deliver to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, all Documents, Instruments and other items as may be necessary for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to file such agreements with the Canadian Intellectual Property Office, the U.S. Copyright Office and the U.S. Patent and Trademark Office, as applicable.

(b)	Debtor shall, within thirty (30) days of the creation or acquisition of any work susceptible of copyright protection which is material to the business of Debtor, apply to register the Copyright in the Canadian Intellectual Property Office or the United States Copyright Office, as applicable.

(c)	Debtor shall promptly notify Senior Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of Debtor may become (a) abandoned or dedicated to the public or placed in the public domain other than through normal expiration of rights with respect to Patents, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the Canadian Intellectual Property Office, the United States Patent and Trademark Office, the United States Copyright Office, any provincial or state registry, any foreign counterpart of the foregoing, or any court.

(d)	Debtor shall take all commercially reasonable steps in the Canadian Intellectual Property Office, the United States Patent and Trademark Office, the United States Copyright Office, any provincial or state registry or any foreign counterpart of the foregoing, to pursue each application and maintain each registration of each Trade-mark, Patent, Industrial Design and Copyright owned by Debtor and material to its business which is now or shall become included in the Intellectual Property pledged to the Senior Agent hereunder including, but not limited to, those items on Schedule IV.

(e)	In the event that any Intellectual Property owned by or exclusively licensed to Debtor which is material to its business is infringed, misappropriated, or diluted by a third party, Debtor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its exclusive rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages. Debtor shall use its best efforts to obtain any consents, waivers or agreements necessary to enable Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to exercise its remedies with respect to the Intellectual Property.

(f)	Debtor shall within thirty (30) days after the end of each calendar quarter report to Senior Agent (i) the filing of any application to register any Intellectual Property with the Canadian Intellectual Property Office, the United States Patent and Trademark Office, the United States Copyright Office, or any provincial or state registry or foreign counterpart of the foregoing (whether such application is filed by Debtor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office. Debtor on a quarterly basis shall amend the schedules to the respective security agreements to include any such new Patents, Trade-marks, Industrial Designs or federally registered Copyrights and indicate therein if any have expired. Debtor hereby authorizes Senior Agent to modify this Agreement by amending Schedule IV and will otherwise cooperate with Senior Agent in effecting any such amendment to include any item Intellectual Property which shall become part of the Intellectual Property pledged to Senior Agent hereunder after the date hereof.

(g)	Debtor shall, promptly upon the reasonable request of Senior Agent, execute and deliver to Senior Agent any document required to acknowledge, confirm, register, record, or perfect Senior Agent's interest in any part of the Intellectual Property, whether now owned or hereafter acquired.

(ii)	Negative Covenants

(a)	Debtor shall not do or omit to do any act whereby any of the Intellectual Property which is material to the business of Debtor may lapse prior to its scheduled termination (to the extent that the Intellectual Property has a scheduled termination date), or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted in any Intellectual Property.

(b)	Debtor shall not, with respect to any Trade-marks which are material to the business of Debtor, cease the use of any of such Trade-marks or fail to maintain the level of the quality of products sold and services rendered under any of such Trade-mark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and Debtor shall take all steps necessary to insure that licensees of such Trade-marks use such consistent standards of quality.

(c)	Except with the prior consent of Senior Agent or as permitted under this Agreement, Debtor will not execute, and there will not be on file in any public office, any financing statement or other document or instruments with respect to Intellectual Property pledged to Senior Agent hereunder, except financing statements or other documents or instruments filed or to be filed in favour of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and Debtor will not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to such Intellectual Property, except for the Lien created by and under this Agreement.

          6.11    Equipment Covenants. Debtor shall cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer’s manual, and shall promptly make or cause to be made all repairs, replacements, and other improvements in connection therewith that are commercially reasonable and necessary or desirable to such end.

          6.12    Protection of Collateral; Insurance. Debtor will do nothing to impair the rights of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, in the Collateral. Debtor shall at all times maintain insurance with respect to the Collateral in compliance with the requirements of the Loan Agreement. Debtor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of Debtor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, stolen, damaged, or for any reason whatsoever unavailable to Debtor.

          6.13     Taxes and Claims. Debtor will pay when due all property and other taxes, assessments and governmental charges imposed upon, and all claims against, the Collateral (including claims for labour, materials and supplies); provided that no such tax, assessment or charge need be paid if Debtor is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Debtor has established such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP; and provided further that the same can be contested without risk of loss or forfeiture or material impairment of the Collateral or the use thereof.

          6.14    Collateral Description. Debtor will furnish to Senior Agent from time to time upon request, statements and schedules further identifying and describing the Collateral and such other information, reports and evidence concerning the Collateral (and in particular the Accounts) as Senior Agent may reasonably request, all in reasonable detail.

          6.15     Use of Collateral. Debtor will not use or permit any Collateral to be used in violation of any policy of insurance covering the Collateral or any provision of applicable laws, rules, regulations and orders of any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which Debtor or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

          6.16     Records of Collateral. Debtor shall keep full and accurate books and records relating to the Collateral. Upon the reasonable request of Administrative Agent, Debtor shall mark such negotiable instruments, invoices and other instruments or documents relating to the Collateral, to indicate Administrative Agent’s security interests in the Collateral, for the benefit of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors.

          6.17     Federal Claims. Debtor shall notify Senior Agent of any Collateral which constitutes a claim against the Canadian government or the United States government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal law. Upon the request of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, Debtor shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.

Section 7.    Senior Agent, on behalf of Agents, Senior Lenders and Subordinated Creditors, Appointed Attorney-in-Fact

          Debtor hereby irrevocably appoints Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, as Debtor’s attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor, Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, or otherwise, from time to time while an Event of Default is continuing (except that the Administrative Agent shall at all times be able to file under the PPSA and Uniform Commercial Code financing statements in the name of Debtor, and record in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of Debtor as assignor), in the sole discretion of Senior Agent to take any action and to execute any instrument that Senior Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)	to obtain and adjust insurance required to be paid to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors;

(b)	to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)	to receive, endorse, and collect any drafts or other Instruments, Documents and chattel paper, in connection with clauses 0 and 0 above;

(d)	to file any claims or take any action or institute any proceedings that Senior Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, with respect to any of the Collateral;

(e)	to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Senior Agent in its sole discretion, and such payments made by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, to become obligations of Debtor to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, due and payable immediately without demand;

(f)	to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other Documents relating to the Collateral;

(g)	to make, endorse, sign, declare or swear to any entry, withdrawal, declaration, certificate, bill of lading, carnet or other document required by law or regulation in connection with the importation, transportation or exportation of any merchandise shipped or consigned by or to Debtor; to perform any act or condition which may be required by law or regulation in connection with such merchandise; and to receive any merchandise deliverable to Debtor;

(h)	to make endorsements on bills of lading conferring authority to transfer title, make entry or collect drawback and to make, sign, declare or swear to any statement, supplemental statement, schedule, supplemental schedule, certificate of delivery, certificate of manufacture, certificate of manufacture and delivery, abstract of manufacturing records, declaration of proprietor on drawback entry, declaration of exporter on drawback entry or any other affidavit or document which may be required by law or regulation for drawback purposes, regardless of whether such bill of lading, sworn statement, schedule, certificate, abstract, declaration, or other affidavit or document is intended for filing in any customs district;.

(i)	to sign, seal and deliver for and as the act of Debtor any bond required by law or regulation in connection with the entry or withdrawal of imported merchandise or merchandise exported with or without benefit of drawback or in connection with the entry, clearance, lading, unlading or navigation of any vessel or other means of conveyance owned or operated by Debtor and any and all bonds which may be voluntarily given and accepted under applicable laws and regulations, consignee's and owner's declarations or affidavits in connection with the entry of merchandise;

(j)	to authorize customs brokers to act as Debtor's agent; to receive, endorse and collect cheques issued for Canada Customs or U.S. Customs duty refunds in Debtor's name drawn on the Treasurer of the United States or Canada to accept service of process on behalf of Debtor;

(k)	generally to transact at the customhouses in any district any and all customs business, including making, signing and filing of protests in which Senior Agent is or may be concerned or interested and which may properly be transacted or performed by an agent and attorney, giving to said agent and attorney full power and authority to do anything whatever requisite and necessary to be done in the premises as fully as Senior Agent could do if present and acting, hereby ratifying and confirming all that the said agent and attorney shall lawfully do by virtue of these presents; and

(l)	generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, were the absolute owner thereof for all purposes, and to do, at option of Senior Agent, and at Debtor's expense, at any time or from time to time, all acts and things that Senior Agent deems necessary to protect, preserve or realize upon the Collateral.

This power, being coupled with an interest, is irrevocable so long as this Agreement shall remain in force. Debtor hereby ratifies and approves all acts of Senior Agent, made or taken pursuant to this Senior Agent, on behalf of Agents, Senior Lenders and Subordinated Creditors, Appointed Attorney-in-Fact. None of Senior Agent, any Agent, Senior Lender, Subordinated Agent, Subordinated Creditor or any Person designated by Senior Agent or any of their respective Affiliates, officers, directors, employees, agents or representatives, shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law under any power of attorney or otherwise, except for its gross negligence and willful misconduct.

Section 8.   Transfers and Other Liens

           Except as otherwise permitted herein or by the Loan Agreement, Debtor shall not:

(a)	sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral; or

(b)	create or suffer to exist any Lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral to secure indebtedness of any Person except for the security interest created by this Agreement.

Section 9.    Remedies

(a)	If any Event of Default shall have occurred and be continuing, Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the PPSA and the UCC (whether or not the PPSA or the UCC applies to the affected Collateral) and also may: (i) require Debtor to, and Debtor hereby agrees that it will, at its expense and upon request of Senior Agent, forthwith, assemble all or part of the Collateral as directed by Senior Agent, and make it available to Senior Agent at any reasonable place or places designated by Senior Agent in which event Debtor shall at its own expense (A) forthwith cause the same to be moved to the place or places so designated by Senior Agent and thereby delivered to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, (B) store and keep any Collateral so delivered to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, at such place or places pending further action by Senior Agent, and (C) while Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain the Collateral in good condition; (ii) withdraw all cash in the Depository Accounts and apply such monies in payment of the Secured Obligations; and (iii) without notice except as specified below, sell, lease or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, and without the necessity of gathering at the place of sale of the property to be sold, at any of the offices of Senior Agent, or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Senior Agent may deem commercially reasonable. Debtor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Senior Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Debtor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.

(b)	Upon the occurrence and during the continuance of an Event of Default, Senior Agent, or its agents or legal counsel or shall have the right without notice or demand or legal process (unless the same shall be required by applicable law), personally, or by agents or legal counsel, (i) subject to the terms of any Collateral Access Agreement, to enter upon, occupy and use any premises owned or leased by Debtor or where the Collateral is located (or is believed to be located) until the Secured Obligations are paid in full without any obligation to pay rent to Debtor, to render the Collateral useable or saleable and to remove the Collateral or any part thereof therefrom to the premises of Senior Agent, or any agent of Senior Agent, for such time as Senior Agent, may desire in order to effectively collect or liquidate the Collateral and use in connection with such removal any and all services, supplies and other facilities of Debtor; (ii) to take possession of Debtor's original books and records, to obtain access to Debtor's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Senior Agent, deems appropriate; and (iii) to notify postal authorities to change the address for delivery of Debtor's mail to an address designated by Senior Agent, and to receive, open and dispose of all mail addressed to Debtor.

(c)	Senior Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Senior Agent, to be a receiver (the "Receiver") which term shall include an interim receiver and a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Debtor and not of Senior Agent, Agents, Senior Lenders or Subordinated Creditors, and none of Senior Agent, Agents, Senior Lenders or Subordinated Creditors shall in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents. Except as otherwise directed by Senior Agent, all money received by such Receiver shall be received in trust for and paid to Senior Agent on behalf of Agents, Senior Lenders or Subordinated Creditors. Such Receiver shall have all of the powers and rights of Senior Agent described in this Remedies. Senior Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

(d)	Debtor shall pay all costs, charges and expenses incurred by Senior Agent, Agents, Senior Lenders, Subordinated Creditors or any Receiver or any nominee or agent of Senior Agent, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Loan Document and in enforcing or the Secured Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

(e)	Debtor acknowledges and agrees that a breach of any of the covenants contained in Representations and Warranties, Further Assurances; Covenants, Senior Agent, on behalf of Agents, Senior Lenders and Subordinated Creditors, Appointed Attorney-in-Fact and Transfers and Other Liens hereof will cause irreparable injury to Senior Agent, and that Senior Agent has no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Senior Agent to seek and obtain specific performance of other obligations of Debtor contained in this Agreement, that the covenants of Debtor contained in the Sections referred to in this Section shall be specifically enforceable against Debtor.

Section 10.    Assignment of Intellectual Property

          To the extent that Intellectual Property is assignable, Debtor hereby assigns, transfers and conveys to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, effective upon the occurrence of any Event of Default, all Intellectual Property (with the exception of Trade-marks) owned or used by Debtor to the extent necessary to enable Senior Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and assignment shall inure to the benefit of Senior Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and assignment is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to Debtor or any other Person by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, or by any Lender.

Section 11.    License of Intellectual Property

          To the extent that Intellectual Property of Debtor may be licensed or sublicensed, Debtor hereby grants and conveys to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, effective upon the occurrence of any Event of Default, an irrevocable non-exclusive royalty-free, worldwide right and license to use all Intellectual Property owned or used by Debtor to the extent necessary to enable Senior Agent to exercise its rights and remedies under this License of Intellectual Property. and to realize on the Collateral and for any successor or assign to enjoy the benefits of the Collateral subject, in the case of Trade-marks, to sufficient rights of the quality control and inspection in favour of the owner of such Trade-mark as is reasonably necessary to avoid the risk of invalidation of such Trade-marks). This right and license shall inure to the benefit of all successors, assigns and transferees of Senior Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.

Section 12.    Assigned Agreements

          If an Event of Default has occurred and is continuing, Debtor hereby irrevocably authorizes and empowers Senior Agent, without limiting any other authorizations or empowerments contained in any of the other Loan Documents, to assert, either directly or on behalf of Debtor, any claims Debtor may have, from time to time, against any other party to any of the agreements to which Debtor is a party or to otherwise exercise any right or remedy of Debtor under any such agreements (including, without limitation, the right to enforce directly against any party to any such agreement all of Debtor’s rights thereunder, to make all demands and give all notices and to make all requests required or permitted to be made by Debtor thereunder).

Section 13.    Limitation on Duty of Senior Agent with Respect to Collateral

          Beyond the safe custody thereof, Senior Agent shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Senior Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. Senior Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Senior Agent in good faith. Notwithstanding anything herein to the contrary, the Debtor shall have no indemnity obligations with respect to any actions taken by the Senior Agent, the Senior Lenders and the Subordinated Creditors which constitute gross negligence or willful misconduct.

Section 14.    Application of Proceeds

          Upon the occurrence and during the continuance of an Event of Default and in the event of any sale, transfer or other disposition (including a casualty loss or taking through eminent domain) of all or any part of the Collateral, the Proceeds resulting therefrom (including insurance proceeds) and any cash held in the Depository Accounts shall be promptly applied in accordance with the terms of the Subordination Agreement.

Section 15.    Expenses

          Debtor shall pay all costs, fees and expenses of protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping the Collateral, all costs, fees and expenses of creating, perfecting, maintaining and enforcing the Security Interests, and any and all excise, property, sales and use taxes imposed by any federal, provincial, state, local or foreign authority on any of the Collateral, or with respect to periodic appraisals and inspections of the Collateral, or with respect to the sale or other disposition thereof. If Debtor fails to promptly pay any portion of the above costs, fees and expenses when due or to perform any other obligation of Debtor under this Agreement, Senior Agents and Senior Lenders, at their option may, but shall not be required to, pay or perform the same and charge Debtor’s account for all fees, costs and expenses incurred therefor, and Debtor agree to reimburse Senior Agent, or such Senior Lender or Subordinated Agent therefor on demand. All sums so paid or incurred by Senior Agent, or any other Senior Lender or Subordinated Agent for any of the foregoing, any and all other sums for which Debtor may become liable hereunder and all fees, costs and expenses (including reasonable legal fees, legal expenses and court costs) incurred by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors or by any other Senior Lender or Subordinated Creditor in enforcing or protecting the Security Interests or any of their rights or remedies under this Agreement shall be payable on demand, shall constitute Secured Obligations, shall bear interest until paid at the highest rate provided in the Loan Agreement and shall be secured by the Collateral.

Section 16.    Termination of Security Interests; Release of Collateral

          Upon the indefeasible payment in full in cash of all Secured Obligations (other than unasserted indemnity claims) and the termination of all Commitments under and as defined in the Loan Agreement and all Lender Letters of Credit and risk participation agreements under the Loan Agreement, the Security Interests shall terminate and all rights to the Collateral shall revert to Debtor. Upon such termination of the Security Interests or release of any Collateral, Senior Agent will, at the expense of Debtor, execute and deliver to Debtor such Documents as Debtor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

Section 17.    Notices

          Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered Canadian or U.S. mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Toronto time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by Canadian or U.S. mail, four business days after deposit in the Canadian or U.S. mail, postage prepaid and properly addressed.

           Notices shall be addressed as follows:

If to Debtor:

c/o Recoton Corporation
2950 Lake Emma Road
Lake Mary, FL 32746
Attn.: Arnold Kezsbom
Telecopy No.: (407) 333-8903

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attn.: Theodore S. Lynn
Telecopy No.: (212) 806-6006

           If to Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors:

Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661
Attention: Account Manager - [Recoton
     Corporation]
Corporate Finance
Telecopy: (312) 441-7367

With a copy to:

Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661
Attention: Legal Services
Corporate Finance
Telecopy: (312) 441-6876

-and to-

The Chase Manhattan Bank 380 Madison Avenue, 9th Fl. New York, NY 10017 Attention: Roger Odell Telecopy: (212) 622-4834

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Notices.

Section 18.    Successors and Assigns

          This Agreement is for the benefit of Senior Agent, and for the benefit of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors and their respective successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the Secured Obligations so assigned, may be transferred with such Secured Obligations. This Agreement shall be binding on Debtor and its successors and assigns; provided that Debtor may not delegate its obligations under this Agreement without prior written consent of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. It is understood and agreed that Section 21 of the Subordination Agreement is, mutatis mutandis, incorporated here by reference.

Section 19.    Changes in Writing

          No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors or as otherwise permitted by the Loan Agreement.

Section 20.    Applicable Law

          THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN.

Section 21.    CONSENT TO JURISDICTION.

          DEBTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE ONTARIO SUPERIOR COURT OF JUSTICE AND IRREVOCABLY AGREES THAT, SUBJECT TO SENIOR AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURT. DEBTOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. DEBTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON DEBTOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO DEBTOR, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF DEBTOR OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF DEBTOR FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). DEBTOR AGREES THAT ANY AGENT’S, SENIOR LENDER’S, SUBORDINATED AGENT’S OR SUBORDINATED CREDITOR’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. DEBTOR IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY ANY AGENT, SENIOR LENDER, SUBORDINATED AGENT OR SUBORDINATED CREDITOR, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

Section 22.    WAIVER OF JURY TRIAL.

          EACH OF DEBTOR, SENIOR AGENT, SENIOR LENDERS, SUBORDINATED AGENT AND SUBORDINATED CREDITORS HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH OF DEBTOR, SENIOR AGENT, SENIOR LENDERS, SUBORDINATED AGENT AND SUBORDINATED CREDITORS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF DEBTOR, SENIOR AGENT, SENIOR LENDERS, SUBORDINATED AGENT AND SUBORDINATED CREDITORS WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 23.    Failure or Indulgence Not Waiver; Remedies Cumulative

          No failure or delay on the part of Senior Agent, or any Senior Lender or Subordinated Creditor in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 24.    Headings

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 25.    Counterparts

          This Agreement may be executed by facsimile transmission and in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 26.    Survival

          All representations and warranties of Debtor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 27.    Amendment of Schedules

          Debtor may amend any one or more of the Schedules referred to in this Agreement (subject to prior notice to Administrative Agent, as applicable) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event shall the amendment of any such Schedule constitute a waiver by Administrative Agent and Lenders of any existing Default or Event of Default that exists notwithstanding the amendment of such Schedule.

Section 28.    Events of Defaults

          So long as the obligations under the Loan Agreement have not been indefeasibly paid in full in cash, the term Default and Event of Default shall have the meaning assigned to such term in the Loan Agreement. After the indefeasible payment in full in cash of the obligations under the Loan Agreement, the term Default and Event of Default shall have the meaning assigned to such term in the Subordinated Credit Agreement.

Section 29.    Judgment Currency

          To the extent permitted by applicable law, the obligations of Debtor in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that a Senior Lender or Subordinated Creditor may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which such Senior Lender or Subordinated Creditor receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Debtor shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Debtor not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

Section 30.    Amalgamation

          Debtor acknowledges and agrees that, notwithstanding any provision of this Agreement, in the event it amalgamates with any other company or companies it is the intention of the parties hereto that the term “Debtor” when used herein shall apply to each of the amalgamating companies and to the amalgamated company, such that the security interest granted hereby:

(a)	shall extend to "Collateral" (as that term is herein defined) owned by each of the amalgamating companies and the amalgamated company at the time of amalgamation and to any "Collateral" thereafter owned or acquired by the amalgamated company, and

(b)	shall secure the "Secured Obligations" (as that term is herein defined) of each of the amalgamating companies and the amalgamated company to Senior Agent at the time of amalgamation and any "Secured Obligations" of the amalgamated company to Senior Agent thereafter arising. The Security Interests shall attach to "Collateral" owned by each company amalgamating with Debtor, and by the amalgamated company, at the time of the amalgamation, and shall attach to any "Collateral" thereafter owned or acquired by the amalgamated company when such becomes owned or is acquired.

Section 31.    Attachment and Acknowledgment

          The Security Interests created hereby are intended to attach when this Agreement is executed by Debtor and delivered to Senior Agent. Debtor acknowledges receipt of a copy of this Agreement.

Section 32.    Defined Terms

           The following terms used in this Agreement shall have the following meanings:

          “Accounts” means all “accounts” (as defined in the PPSA and the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by Debtor arising or resulting from the sale of goods or the rendering of services, whether or not earned by performance.

          “Affiliate” means any Person (other than any Agent, Senior Lenders, Subordinated Agent or Subordinated Creditors): (a) directly or indirectly controlling, controlled by, or under common control with, Debtor; (b) directly or indirectly owning or holding 10% or more of any equity interest in Debtor; (c) 10% or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Debtor; or (d) which has a senior officer who is also a senior officer of Debtor. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

           “Agent” means the Senior Agent and the Collateral Agent.

          “Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Debtor or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

           “Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

          “Bankruptcy Laws” means any of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it, and all rules and regulations promulgated thereunder.

          “Blocked Accounts” shall have the meaning assigned to such term in Section Collection of Accounts and Payments. Debtor shall establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in Debtor’s name with such banks (“Collecting Banks”) as are reasonably acceptable to Senior Agent (subject to irrevocable instructions acceptable to Senior Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Debtor will immediately deposit all payments it otherwise directly receives for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or cheque. The Collecting Banks shall acknowledge and agree, pursuant to an agreement substantially in the form of Exhibit A and with such changes which shall be satisfactory to the Agents, that all payments made to the Blocked Accounts are the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and that the Collecting Banks have no right to setoff against the Blocked Accounts and that all such payments received will be promptly transferred to the Senior Agent’s Account. Debtor hereby agrees that all payments made to such Blocked Accounts or otherwise received by Senior Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Debtor shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into the Senior Agent’s Account. If Debtor, Loan Parties or any of their Affiliates, employees, agents or other Person acting for or in concert with Debtor, shall receive any monies, cheques, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, Debtor or such Person shall hold such instrument or funds in trust for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Senior Agent at its address set forth in the Subordination Agreement. For the purpose of calculating interest on the Secured Obligations, all proceeds received in the Agent’s Account shall be credited to the Secured Obligations on the Business Day of Senior Agent’s receipt of immediately available federal funds.

          “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois, Florida or New York and Province of Ontario, or is a day on which banking institutions located in any such state or province are closed and any other business day as defined in the Loan Agreement.

          "Cleanup” shall mean all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

           “Closing Date” means October 31, 2000.

           “Collateral” has the meaning assigned to that term in Grant of Security Interests. "Collateral Agent" means General Electric Capital Corporation.

          "Collecting Banks" shall have the meaning assigned to such term in Section Collection of Accounts and Payments. Debtor shall establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in Debtor’s name with such banks (“Collecting Banks”) as are reasonably acceptable to Senior Agent (subject to irrevocable instructions acceptable to Senior Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Debtor will immediately deposit all payments it otherwise directly receives for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or cheque. The Collecting Banks shall acknowledge and agree, pursuant to an agreement substantially in the form of Exhibit A and with such changes which shall be satisfactory to the Agents, that all payments made to the Blocked Accounts are the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and that the Collecting Banks have no right to setoff against the Blocked Accounts and that all such payments received will be promptly transferred to the Senior Agent’s Account. Debtor hereby agrees that all payments made to such Blocked Accounts or otherwise received by Senior Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors. Debtor shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into the Senior Agent’s Account. If Debtor, Loan Parties or any of their Affiliates, employees, agents or other Person acting for or in concert with Debtor, shall receive any monies, cheques, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, Debtor or such Person shall hold such instrument or funds in trust for Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Senior Agent at its address set forth in the Subordination Agreement. For the purpose of calculating interest on the Secured Obligations, all proceeds received in the Agent’s Account shall be credited to the Secured Obligations on the Business Day of Senior Agent’s receipt of immediately available federal funds..

           “Commitment” or “Commitments” means the commitment or commitments of Senior Lenders to make Loans as set forth in subsections 2.1(A) and 2.1(B) of the Loan Agreement and to provide Lender Letters of Credit as set forth in subsection 2.1(F) of the Loan Agreement.

           “Control” shall have the meaning assigned to such term in the Loan Agreement.

          “Copyright Licenses” means all of Debtor’s right, title and interest in and to any and all agreements providing for the granting of any right in or to Copyrights (whether Debtor is the licensor or the licensee thereunder) including, without limitation, each agreement referred to in Schedule IV hereof.

          “Copyrights” means any and all Canadian, United States and foreign copyrights, all mask works fixed in semi-conductor chip products, whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, the applications referred to in Schedule IV of this Agreement, therefor all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past infringements of any of the foregoing, and all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and Proceeds of suit.

          “Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

          “Depository Account” shall mean collectively, one or more depository accounts established by Senior Agent, on behalf of Agents, Senior Lenders, Subordinated Agent and Subordinated Creditors, at each Collecting Bank or at a centrally located Bank.

          “Documents” means all “documents of title” (as defined in the PPSA) and “documents” (as defined in the UCC) or other receipts covering, evidencing or representing goods of Debtor including, without limitation, all bills of lading, seaway bills, dock warrants, dock receipts, warehouse receipts and orders for the delivery of goods, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

          “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned, leased or operated by Debtor or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          “Environmental Law” shall mean all federal, provincial, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.

          “Equipment” means all “equipment” (as defined in the PPSA and the UCC), all furniture, furnishings, Fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

           “Event of Default” has the meaning assigned to that term in Section 28.

           “Fixtures” shall have the meaning assigned to such term in the Loan Agreement and includes, without limitation, plant fixtures, trade fixtures and business fixtures, wherever located, and all additions and accessions thereto and replacements therefor.

           “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

          “General Intangibles” shall mean “intangibles” (as defined in the PPSA) and “general intangibles” as such term is defined in Section 9-106 of the UCC, including, without limitation, rights to the payment of money (other than receivables), Trade-marks, Copyrights, Patents, Trade Secrets, and licenses including, without limitation, Copyright Licenses, Patent Licenses, Trade-mark Licenses, and Trade Secret Licenses, and franchises (except in the case of licenses and franchises in respect of which the assignor is the licensee or franchisee if the agreement in respect of such license or franchise prohibits by its terms any assignment or grant of a security interest), limited and general partnership interests, limited liability company interests and joint venture interests, federal, provincial and state income tax refunds, trade names, distributions on certificated securities and uncertificated securities, computer programs and other computer software, inventions, designs, goodwill, proprietary rights, customer lists, supplier contracts, sale orders, correspondence, advertising materials, payments due in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any property, reversionary interests in pension and profit-sharing plans and reversionary, beneficial and residual interests in trusts, credits with and other claims against any Person, together with any collateral for any of the foregoing and the rights under any security agreement granting a security interest in such collateral.

          “Governmental Authority” means any nation or government, any province or state or any political subdivision of any of the foregoing and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           “Guarantors” shall have the meaning assigned to such term in the Loan Agreement.

          “Hazardous Material” shall mean any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

          “Industrial Design License” means rights under any written agreement now owned or hereafter acquired by Debtor granting any right to use any Industrial Design.

          “Industrial Designs” means collectively, all of the following now owned or hereafter created or acquired by Debtor: (a) all industrial designs, design patents and other designs, (including, without limitation, those listed in Schedule IV) and all registrations and recordings thereof and all applications in connection therewith including, without limitation, all registrations, recordings and applications in the Canadian Industrial Designs Office or any similar office in any country and all records thereof; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

          “Instruments” means all “instruments” and “chattel paper” (each as defined in the PPSA and the UCC) and “letters of credit” (as defined in the UCC) in which Debtor has any rights including, without limitation, all cheques, drafts, notes, bonds, debentures and certificates of deposit.

          “Intellectual Property” shall mean, collectively, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs, Industrial Design Licenses, Trade Secrets, and Trade Secret Licenses, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and Proceeds of all of the foregoing, including, without limitation, Proceeds of insurance policies thereon.

          “Inventory” means all “inventory” (as defined in the PPSA and UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person’s business, and goods which are returned or repossessed, including any Inventory in the possession of any consignee, bailee, warehouseman, agent or processor and/or subject to, described in or covered by, any Document and, including, without limitation, any Inventory in transit from one location to another, including on the “high seas” and otherwise outside Canada or the United States and their respective territorial waters.

          “Investment Property” means any “security” (as defined in the PPSA) and all “investment property” (as defined in the UCC) of Debtor, including, without limitation, all securities (certificated and uncertificated), securities accounts, securities entitlements, commodity contracts and commodity accounts (as each such term is defined in the UCC).

          “Lender Letters of Credit” means (i) the issuance of letters of credit by Senior Agent; or with Senior Agent’s consent any Senior Lender, or (ii) the issuance by Senior Agent of risk participations to banks to induce such banks to issue Bank Letters of Credit for the account of Borrowers.

          “Lien” means any lien, claim, hypothec, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          “Loan” or “Loans” means an advance or advances under the Term Loan Commitment or the Revolving Loan Commitment as such terms are defined in the Loan Agreement.

          “Loan Documents” means the Loan Agreement, this Agreement, the Security Documents and all other documents, instruments and agreements executed by or on behalf of a Borrower, such Borrower’s Subsidiaries or Debtor and delivered concurrently herewith or at any time hereafter to or for Senior Agent, any Agent, Senior Lender or Subordinated Creditor in connection with the Loans, any Lender Letter of Credit, and any other transaction contemplated by the Loan Agreement, including, without limitation, the Subordination Agreement, all as amended, restated, supplemented or modified from time to time.

          “Material Adverse Effect” means (i) any material adverse effect on the business, financial position, results of operations, or prospects of the Borrowers and their Subsidiaries, considered as a whole, (ii) any material impairment of the legality, validity and enforceability of the Loan Documents (including without limitation, the validity, enforceability or priority of security interests to be granted), or the rights and remedies of all the Agents and Lenders, or (iii) any material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents.

          “Patent Licenses” means all of Debtor’s right, title and interest in and to any and all agreements providing for the granting of any right in or to any Patents (whether Debtor is the licensor or the licensee thereunder) including, without limitation, each agreement referred to in Schedule IV hereof.

          “Patents” means any and all Canadian, United States and foreign patents and applications for letters patent throughout the world, including, but not limited to, each patent and patent application referred to in Schedule IV of this Agreement, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and re-examinations of any of the foregoing, all rights corresponding thereto throughout the world, and all Proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and Proceeds of suit and the right to sue for past infringements of any of the foregoing.

          “Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if Debtor or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP in; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent and that attach only to Real Estate, inventory, fixtures and equipment; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Debtor or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the Indebtedness secured by any such Lien is permitted under subsection 7.1 of the Loan Agreement or, after the indefeasible payment in full of the Subordinated Debt, Section 6.1 of the Subordinated Credit Agreement, and (ii) such Lien encumbers only the asset so purchased; (f) Liens in favour of Senior Agent, on behalf of Agents and Senior Lenders, Subordinated Agent and Subordinated Creditors; (g) Liens on deposits on other property of the Borrowers or any Subsidiary to secure up to $500,000 of insurance obligations incurred in the ordinary course of business; (h) Liens on the Inventory of the Borrowers or any of their Subsidiaries that is consigned in an aggregate amount not to exceed $500,000 at any one time outstanding; (i) any interest or title of a lessor or sublessor under any real property lease not prohibited by the Loan Agreement; and (j) Liens set forth on Schedule 11.1(B) of the Loan Agreement as of the date hereof; and (k) Liens arising in respect of judgments in an aggregate amount of less than $2,000,000 or, after the indefeasible payment in full of the Subordinated Debt, Section 6.1 of the Subordinated Credit Agreement at any one time outstanding in circumstances not constituting a Default or an Event of Default.

           “PPSA” means the Personal Property Security Act (Ontario) and any other applicable Canadian or provincial personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto. References to sections of the PPSA shall be construed to also refer to any successor sections.

           “Proceeds” means all “proceeds” (as defined in the PPSA and the UCC) of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, any Collateral including, without limitation, all claims of Debtor against third parties for loss of, damage to or destruction of, or for Proceeds payable under, or unearned premiums with respect to, policies of insurance with respect to any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

           “Real Estate” means all of the real property owned, leased, subleased or used by Debtor, as listed on Schedule 4.5 to the Loan Agreement.

          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

           “Secured Obligations” has the meaning assigned to that term in Security for Obligations.

          “Security Interests” means the security interests granted pursuant to Grant of Security Interests hereof and pursuant to all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Agreement and the other Loan Documents.

           “Senior Agent” means Heller Financial, Inc., a Delaware Corporation and its successors and assigns pursuant to Section 21 of the Subordination Agreement.

           “Senior Debt” has the meaning assigned to that term in the Subordination Agreement.

           “Senior Lenders” means the holders of the Senior Debt.

           “Subordinated Creditors” means the Subordinated Creditors as defined in the Subordination Agreement.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

          “Trade-marks” means any and all Canadian, United States and foreign trade-marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule IV of this Agreement, all extensions or renewals of any of the foregoing; all of the goodwill of the business connected with the use of and symbolized by the foregoing; the right to sue for past infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including, without limitation, license royalties, income, payments, claims, damages, and Proceeds of suit.

          “Trademark Licenses” means all of Debtor’s right, title and interest in and to any and all agreements providing for the grant of any right in or to any Trade-marks (whether Debtor is the licensor or the licensee thereunder) including, without limitation, each agreement referred to in Schedule IV hereof.

          “Trade Secrets” means all of Debtor’s right, title and interest in and to trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of Debtor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

          “Trade Secret Licenses” means all of Debtor’s right, title and interest in and to any and all agreements providing for the granting of any right in or to any Trade Secrets (whether Debtor is the licensor or the licensee thereunder) including, without limitation, each agreement referred to in Schedule VI hereof.

          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Section 33.    Subordination

          Notwithstanding anything to the contrary contained herein, the rights and obligations of the parties hereto are subject to the terms and provisions of the Subordination Agreement. In the event of any conflict or inconsistency between the terms, conditions and provisions of this Agreement and the terms, conditions and provisions of the Subordination Agreement, the terms, conditions and provisions of the Subordination Agreement shall prevail.

[SIGNATURE PAGE TO FOLLOW]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

RECOTON CANADA LTD.

By:            /s/ Arnold Kezsbom
Name:       Arnold Kezsbom
Title:          Vice President

HELLER FINANCIAL, INC., as Senior Agent,
on behalf of Agents, Senior Lenders, Subordinated
Agent and Subordinated Creditors

By:            /s/ Dwayne L. Coker
Name:       Dwayne L. Coker
Title:         Vice President